EXHIBIT 3.9

ARTICLES OF CORRECTION

This correction by the undersigned limited liability company is submitted pursuant to Article 1302-7.01, Texas Miscellaneous Corporation Laws Act. The undersigned entity seeks to correct the Articles of Organization which is an inaccurate record of the entity action, contains an inaccurate or erroneous statement, or was defectively or erroneous executed, sealed, acknowledged or verified, and for this purposes states the following:

Article I

The name of the entity is Corpus Christi Reimco, LLC.

Article II

The document to be corrected is the Articles of Organization that were filed in the office of the Secretary of State on May 30, 2003.

Article III

The inaccuracy, error or defect to be corrected is the name of the initial member contained in Article 5, which misidentified the member as S Interests Management, LLC.

Article IV

As corrected, the inaccurate, erroneous or defective portion of the document reads as follows:

5. The Company will not have managers. The name and address of the initial member is as follow:

S Interests Management Company, LLC	802 N. Carancahua, Suite 1900 Corpus Christi, Texas 78470

S Interests Management Company, LLC

By:	/s/ Kenton E. McDonald
Kenton E. McDonald, Authorized Signatory